Exhibit 5.1

[LETTERHEAD OF DORSEY & WHITNEY LLP]

SUITE 1500
50 SOUTH SIXTH STREET
MINNEAPOLIS, MINNESOTA 55402-1498
TELEPHONE: (612) 340-2600
FAX: (612) 340-2868
www.dorseylaw.com

December 4, 2002

Deluxe Corporation 3680 Victoria St. North Shoreview, MN 55126-2966

Re:	Registration Statement on Form S-3
File No. 33-62041

Ladies and Gentlemen:

We have acted as counsel to Deluxe Corporation, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 and the relevant prospectus supplement (together, the “Registration Statement”) relating to the sale by the Company of $300,000,000 aggregate principal amount of the Company’s 5.00% Senior Notes due 2012 (the “Designated Securities”), pursuant to the Indenture, dated as of October 27, 1995, as amended by the First Supplemental Indenture, dated as of December 4, 2002 (together, the “Indenture”), by and between the Company and Wells Fargo Bank Minnesota, N.A. (formerly, Norwest Bank Minnesota, National Association), a national banking association as trustee (the “Trustee”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

[DORSEY & WHITNEY LLP HEADER]

December 4, 2002

Based on the foregoing, we are of the opinion that the Designated Securities have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment therefor in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinion set forth above is subject to the following qualifications and exceptions:

(a)    Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights.

(b)    Our opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(c)    Minnesota Statutes § 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

Our opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America. The Indenture states that it is governed by New York law. We have not examined the question of what law would govern the interpretation or enforcement of the Indenture and our opinion is based on the assumption, for purposes hereof, that the internal laws of the State of Minnesota and the federal laws of the United States of America would govern the Indenture and the transactions contemplated thereby.

[DORSEY & WHITNEY LLP HEADER]

December 4, 2002

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Dated: December 4, 2002

Very truly yours,

/s/    Dorsey & Whitney LLP

DLS